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                                                                   EXHIBIT 99.1


               SIMULATIONS PLUS CEO TO WORK FROM HOME TEMPORARILY

                           BUSINESS AS USUAL EXPECTED

         LANCASTER, CA, FEBRUARY 9, 2004. Simulations Plus, Inc. (OTCBB: SIMU), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today reported that Walt Woltosz, chairman and chief executive officer, has sustained a back injury that will require him to work from home for approximately three months.

         Woltosz stated, "I don't expect any disruption to any critical activity as a result of my injury. My work is done very much by computer, telephone, and meetings, as well as travel. I can continue to do all of these except the travel, which averages one or two trips per month. Travel that I would have normally done will now be done by other senior staff members until I am back on my feet. I have been informed by my physician that in order to allow the fractured vertebrae to heal properly without surgery, I should not sit or stand for about 11 more weeks.

         "I wanted to issue this release in the interest of full disclosure, and at the same time, to assure our shareholders that no noticeable effect on the company or its business is expected."


ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the OTCBB under the symbol "SIMU." For more information, visit our Web site at www.simulations-plus.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to book revenues and earnings as it expects for the current quarter, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to attract and retain sufficient scientific and technical staff to sustain its R&D and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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